Center Bancorp, Inc. Reports Third Quarter 2007 Earnings

Center Also Announces the Termination of the Beacon Trust Company Merger Agreement and the Termination of Pending Litigation

UNION, NJ -- (MARKET WIRE) -- 10/25/07 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported operating results for the third quarter ended September 30, 2007. Earnings amounted to approximately $1.0 million for the quarter ended September 30, 2007 as compared with net income for the quarter ended September 30, 2006 of $1.3 million. Basic and fully diluted earnings per common share for the quarter ended September 30, 2007 were $0.07 and $0.07, respectively. By comparison, for the quarter ended September 30, 2006, basic and fully diluted earnings per common share were $0.09 and $0.09, respectively.

The results for the third quarter of 2007 included certain amounts associated with the Corporation’s previously announced cost-cutting measures. As a result of the Corporation’s freezing of its Defined Benefit Pension Plan the Corporation recorded a pension curtailment benefit of $1.2 million. The Corporation recorded salary and benefit expense of $1.6 million related to salary and benefit severance payments. The cumulative effect of these items was to reduce income before income tax by $410,000 or $.03 per share.

For the nine months ended September 30, 2007, net income amounted to $3.3 million, an increase of $1.7 million from September 30, 2006. Basic and fully diluted earnings per common share for the nine-months ended September 30, 2007 were $0.24 and $0.24, respectively. By comparison, for the nine-months ended September 30, 2006, basic and fully diluted earnings per common share were $0.11 and $0.11, respectively.

Quarterly Condensed Consolidated Income Statements (unaudited)

(dollars in thousands, except share and per share data)
For the quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Net interest income	$5,481	$5,225	$5,621	$5,691	$5,952	$6,308
Provision for loan losses	100	100	0	57	0	0
Net interest income after loan
loss provision	5,381	5,125	5,621	5,634	5,952	6,308
Non interest income	911	1,177	1,410	1,618	1,007	873
Non interest expense	(6,080)	(6,056)	(6,428)	(6,656)	(5,735)	(5,766)
Income before income tax	212	246	603	596	1,224	1,415
Income tax expense/(benefit)	(786)	(771)	(706)	(1,695)	(78)	43
NET INCOME	$998	$1,017	$1,309	$2,291	$1,302	$1,372
EPS (basic)	$0.07	$0.07	$0.09	$0.16	$0.09	$0.10
EPS (diluted)	$0.07	$0.07	$0.09	$0.16	$0.09	$0.10
Weighted average common shares outstanding adjusted for 5% stock dividend:
Basic	13,864,272	13,910,450	13,910,450	13,898,178	13,896,165	13,940,396
Diluted	13,938,892	13,962,934	13,986,333	13,980,270	13,989,262	14,020,835

Beacon Trust Company

The Corporation announced that the Boards of Directors of the Corporation and Beacon Trust Company have mutually agreed to terminate their Agreement and Plan of Merger dated as of March 15, 2007. Concurrently, the parties have agreed to a dismissal of the litigation commenced by Beacon Trust Company to compel consummation of the merger. During the fourth quarter of 2007, the Corporation will recognize merger-related expenses, reflecting the cost of the transaction from the outset of negotiations, in an amount expected to be approximately $600,000. Acting Chief Executive Officer Anthony C. Weagley stated: “We part in the same manner as we began -- as friends. We will explore opportunities to work together with Beacon in the future, but not as part of a combined enterprise.”

Total average loan volume for the third quarter of 2007 increased to $538.8 million on average, an increase of $6.3 million from $532.5 million for the comparable quarter of the previous year. On a linked sequential quarter comparison, total average loans increased by $6.0 million, from $532.8 million on average during the second quarter of 2007. The Corporation had total loans of $550.8 million at September 30, 2007, representing a $17.1 million, or 3.20%, increase on a linked sequential quarter basis. Payoff levels subsided during the quarter; there was $22.4 million in payoffs received, versus new loan volume booked of $36.4 million.
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Loan Mix:
(unaudited)
(dollars in thousands)
At quarter ended:	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Real estate loans
Residential	$265,301	$261,849	$262,958	$268,748	$261,652	$259,520
Commercial	136,289	135,707	135,062	135,802	132,032	128,270
Construction, development and land loans	53,286	47,910	60,135	70,340	63,583	55,583
Total real estate loans	454,876	445,466	458,155	474,890	457,267	443,373
Commercial loans	94,444	86,848	71,020	74,135	77,925	85,492
Consumer and other loans	960	741	754	699	1,443	1,042
Total loans before unearned fees and costs	550,280	533,055	529,929	549,724	536,635	529,907
Unearned fees and costs	567	620	644	690	715	743
Total loans	$550,847	$533,675	$530,573	$550,414	$537,350	$530,650

“We are pleased with the growth achieved for the quarter and are optimistic that the Corporation will continue to build its loans outstanding volume from this level through the fourth quarter. Our pipelines are strong; we expect that increased activity in the commercial sectors of the portfolio will support our strategic goals of increased loan volume and improving our earning- asset mix,” said Mr. Weagley, President. “Notwithstanding a slow down in the general markets, we believe that our increased business development efforts should position us for further growth. Our emphasis will continue to be on the commercial mortgage, construction and commercial loan sectors of the portfolio.” At September 30, 2007, the Corporation had $26.8 million in overall undispersed loan commitments, $12.0 million of which it expected to fund over the next 90 days. This includes $10.7 million in commitments for commercial and commercial real estate loans.

Asset Quality

Selected credit quality ratios (unaudited)

(dollars in thousands)
As of or for the quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Non-accrual loans	$986	$1,070	$1,207	$475	$315	$431
Past due loans 90 days or more and still accruing interest	0	0	0	225	346	2,000
Total non performing loans	986	1,070	1,207	700	661	2,431
Other real estate owned ("OREO")	586	586	0	0	0	0
Repossessed assets other than real-estate	0	0	0	0	0	0
Total non performing assets	$1,572	$1,656	$1,207	$700	$661	$2,431
Non performing assets as a percentage of total assets	0.16%	0.17%	0.12%	0.07%	0.06%	0.23%
Non performing loans as a percentage of total loans	0.29%	0.31%	0.23%	0.13%	0.12%	0.46%
Net charge-offs (recoveries)	139	86	2	34	29	2
Net charge-offs as a percentage of average loans for the period	0.03%	0.02%	0.00%	0.01%	0.01%	0.00%
Allowance for loan losses as a percentage of period end loans	0.91%	0.93%	0.93%	0.90%	0.91%	0.93%

Total Assets	987,790	1,001,622	1,048,966	1,051,384	1,030,426	1,072,713
Total Loans	550,847	533,675	530,573	550,414	537,350	530,650
Average loans for the quarter	538,798	532,799	540,971	543,707	532,452	510,126
Allowance for loan losses	5,021	4,974	4,958	4,960	4,908	4,935

At September 30, 2007, non-performing assets totaled $1.6 million or 0.16% of total assets at September 30, 2007, as compared with $700,000 or 0.07 % at December 31, 2006 and $661,000 or 0.06 % at September 30, 2006. The allowance for loan losses as a percent of total non-performing assets amounted to 319.45 for the third quarter of 2007 as compared 708.6% at December 31, 2006 and 742.5 % at September 30, 2006. Non-performing assets at September 30, 2007 consisted of a commercial mortgage, a construction loan, term commercial loan, commercial line of credit and two residential mortgages.

During the third quarter of 2007, there were provisions to the allowance for loan losses in the amount of $100,000. The provisions were primarily related to loan growth and $55,000 in charges offs made during the period, including a write-down on foreclosed property. At September 30, 2007, the Corporation had other real estate owned amounting to $586,000.

At September 30, 2007, the total allowance for loan losses amounted to approximately $5.0 million, or 0.91% of total loans.

Net Interest Income

Selected financial ratios

As of or for the quarter ended:	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Return on average assets (annualized)	0.40%	0.40%	0.50%	0.88%	0.50%	0.54%
Return on average equity (annualized)	4.21%	4.15%	5.37%	9.46%	5.48%	5.75%
Net interest margin (tax equivalent basis)	2.63%	2.43%	2.55%	2.62%	2.70%	2.92%
Loan/Deposit ratio	84.62%	78.71%	73.42%	75.73%	73.44%	68.65%
Stockholders' equity/total assets	9.49%	9.57%	9.36%	9.28%	9.38%	8.78%
Efficiency ratio	89.3%	92.8%	92.8%	94.5%	78.3%	75.6%
Book value per share	$6.85	$6.89	$7.06	$7.02	$6.96	$6.78

For the three-months ended September 30, 2007, total interest income on a fully taxable-equivalent basis declined by $840,000, or 5.91%, to $13.4 million, as compared to the three-months ended September 30, 2006. For the three-month period ended September 30, 2007, total interest expense declined by $225,000 or 2.93%, to $7.5 million, as compared to the same quarterly period last year.

For the nine-months ended September 30, 2007, total interest income on a fully taxable-equivalent basis declined by $860,000, or 2.07%, to $40.7 million, as compared to the nine-months ended September 30, 2006. For the nine-month period ended September 30, 2007, total interest expense increased by $1.7 million or 8.22%, to $23.0 million, as compared to the same period last year.

The Corporation recorded net interest income on a fully taxable equivalent basis of $5.9 million for the three-months ended September 30, 2007 and $6.5 million for the comparable period of 2006. The decrease in net interest income for the three-months ended September 30, 2007 related principally to the decrease in interest income during this period.

The Corporation recorded net interest income on a fully taxable equivalent basis of $17.7 million for the nine-months ended September 31, 2007 and $20.3 million for the comparable period of 2006. The decrease in net interest income for the nine-months ended September 30, 2007 related principally to an increase in interest expense of $1.7 million coupled with a decrease of $860,000 in interest income during this period.

The interest rate environment did not improve in the third quarter, making it difficult for the Corporation to reduce its overall cost of funds. The Corporation sought to improve its net interest margin by allowing a runoff of certain high rate deposits. The result, while still a decline in margin from the comparison period in 2006 and from earlier this year, was an improvement of the margin on a linked sequential basis from the second quarter of 2007. Recent action by the Federal Open Market Committee and recent turmoil in the markets has brought short-term rates down and should benefit the Corporation’s strategies to seek to continue to reduce liability costs in the fourth quarter. However, due to the uncertainty of the timing and direction of interest rates in general, the Corporation expects that its net interest margin for 2007 will continue to come under pressure should the markets continue to exhibit volatility. This pressure could dampen earnings performance as compared to prior periods.

For both the three and nine-month periods the increase in interest expense reflects the impact of higher short-term interest rates and the sustained flatness of the yield curve that prevailed during 2007. This, coupled with intense competition for deposits in the Corporation’s marketplace, continued to place pressure on funding costs. For the three-months ended September 30, 2007, the Corporation reduced its average borrowings by $3.4 million (including subordinated debentures) as compared to the comparable quarter ended September 30, 2006. The average balance of interest-bearing liabilities, including borrowings, decreased $58.2 million from the third quarter 2006 and decreased $32.2 million compared to the second quarter 2007. The positive effect of the reduction in this type of funding source as well as a reduction in time deposits was offset by an increase in the average cost of funds, which rose (on an annualized basis) by 18 basis points to 3.94% from 3.76% during the quarter ended September 30, 2006 and on a linked sequential quarter increased 3 basis point as compared to the second quarter of 2007.

For the nine-months ended September 30, 2007, the average balance of interest-bearing liabilities, including borrowings, declined by $31.1 million, or 3.81%, to $784.9 million compared to nine months ended September 30, 2006. However, the decline in the volume of interest-bearing liabilities was offset by an increase in the average cost of funds, which rose (on an annualized basis) by 44 basis points to 3.91% from 3.47% at September 30, 2006.

Average interest-earning assets for the three-months ended September 30, 2007 decreased by $64.7 million, or 6.70%, to $900.9 million, reflecting a decline in securities and an increase in loans. The annualized average yield on earning assets for the third quarter of 2007 increased 5 basis points over the annualized average yield during the comparable quarterly period in 2006. While the loan portfolio increased on average $6.3 million, the 1 basis point increase in yield was not sufficient to offset the decline in volume and associated yield in the investment portfolio. Reductions in net interest income and the net interest margin were due to tighter spreads on deposits caused by the current interest rate environment and shifts in deposit mix driven by customer preference for higher rates.

For the nine-months ended September 30, 2007, average interest-earning assets declined by $39.0 million, or 4.02%, to $931.6 million, reflecting a decline in securities and an increase in loans. The annualized average yield on earning assets for the nine-months period of 2007 improved 12 basis points over the annualized average yield during the comparable nine-months period in 2006. While the loan portfolio increased on average $22.4 million, the 14 basis point increase in yield was not sufficient to offset the decline in volume and associated yield in the investment portfolio. The increase in yield did in part offset the effect of the rise in the average cost of funds over the same period. Reductions in net interest income and the net interest margin were due to a higher cost of deposits caused by the current interest rate environment and shifts in deposit mix driven by customer preference for higher rates.

For the three-months ended September 30, 2007, the Corporation's net interest spread declined 13 basis points to 2.00% (annualized) as compared to 2.13% (annualized) for the comparable three-month period in 2006 and the Corporation's net interest margin (net interest income as a percentage of earning assets, calculated on an annualized basis) declined by 7 basis points from 2.70% to 2.63%. On a linked sequential quarter basis, the net interest margin improved to 2.63% from 2.43% for the second quarter of 2007.

For the nine-months ended September 30, 2007, the Corporation's net interest spread declined 32 basis points to 1.92% (annualized) as compared to 2.24% (annualized) for the comparable nine-month period in 2006 and the Corporation's net interest margin declined by 26 basis points from 2.79% to 2.53%.

Other Income

Quarterly Condensed Consolidated Non Interest Income (unaudited)

(dollars in thousands)
For the quarter ended:	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Service charges on deposit accounts	$312	$306	$288	$295	$307	$307
Commissions from mortgage broker activities	15	25	46	45	32	10
Loan related fees (LOC)	49	26	35	41	30	39
Commissions from sale of mutual funds and annuities	131	60	63	60	40	53
Debit card and ATM fees	126	130	131	134	136	142
BOLI income	223	230	223	183	213	203
Net gain on sale of investments	14	341	588	801	212	77
Other service charges and fees	41	59	36	59	37	42
Total non interest income	$911	$1,177	$1,410	$1,618	$1,007	$873

For the period ended :	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/3020/06	6/30/2006
Service charges on deposit accounts	$906	$594	$288	$1,218	$923	$616
Commissions from mortgage broker activities	86	71	46	106	61	29
Loan related fees (LOC)	110	61	35	157	116	86
Commissions from sale of mutual funds and annuities	254	123	63	205	145	105
Debit card and ATM fees	387	261	131	541	407	271
BOLI income	676	453	223	780	597	384
Gain (loss) on sale of investments	943	929	588	(2,565)	(3,366)	(3,578)
Other service charges and fees	136	95	36	191	132	95
Total non interest income	$3,498	$2,587	$1,410	$633	$(985)	$(1,992)

Total other income decreased $96,000 for the third quarter of 2007 compared with the comparable quarter of 2006, primarily as a result of decreases in gains on securities sold. Excluding net securities gains and losses in the respective periods, the Corporation recorded other income of $897,000 in the three-months ended September 30, 2007, compared to $795,000 in the three-months ended September 30, 2006. This increase was primarily attributable to a $101,000 increase in commissions from sales of mutual funds and annuities. Net securities gains on securities available for sale, which amounted to $14,000 for the current quarter, were sold in the ordinary course of business.

For the nine-months ended September 30, 2007, total other income increased $4.5 million as compared with the nine-months of 2006, primarily as a result of increases in gains on securities sold. Excluding net securities gains and losses in the respective periods, the Corporation recorded other income of $2.6 million in the nine-months ended September 30, 2007, compared to $2.4 million in the nine-months ended September 30, 2006. This increase was primarily attributable to a $188,000 increase in commissions from sales of mutual funds and annuities and bank owned life insurance income. This was offset in part by lower overdraft fees and service charge income on deposit accounts. Net securities gains on securities available for sale, which amounted to $943,000 for the current nine-months, were sold in the ordinary course of business.

Other Expense

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

(dollars in thousands)
For the quarter ended:	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Employee salaries and wages	$3,632	$2,133	$2,372	$2,303	$2,214	$2,311
Employee incentive/bonus compensation	0	0	0	0	0	0
Employee stock option expense	46	35	24	41	45	44
Health insurance and other employee benefits	(687)	543	575	561	561	548
Payroll taxes	183	181	234	167	184	186
Other employee related expenses	14	16	9	32	21	27
Incremental direct cost of loan origination	(81)	(74)	(72)	(88)	(70)	(79)
Total salaries, wages and employee benefits	$3,107	$2,834	$3,142	$3,016	$2,955	$3,037

Occupancy expense	728	674	797	700	595	568
Depreciation of premises and equipment	406	391	388	482	430	420
Supplies stationary and printing	87	115	159	144	159	178
Marketing expenses	152	109	163	266	164	187
Data processing expenses	151	148	165	196	181	168
Legal, auditing and other professional fees	311	599	539	403	223	220
Bank regulatory related expenses	60	60	60	57	60	79
Postage and delivery	73	75	84	96	82	78
ATM related expenses	63	77	61	53	58	58
Amortization of CDI	26	27	29	29	28	31
Other expenses	916	947	841	1,214	800	742
Total non interest expense	$6,080	$6,056	$6,428	$6,656	$5,735	$5,766

Other expense for the third quarter of 2007 totaled $6.1 million, an increase of $345,000 or 6.02% over the comparable period in 2006. Included in the current quarter period are unusual charges for termination benefits, which amounted to $1.6 million and the recording of a curtailment benefit in the amount of $1.2 million related to the freezing of the Corporation’s Defined Benefit Pension Plan. Salary and benefit expense increased by $152,000 or 5.14% to $3.1 million. Such expenses included $400,000 in employment termination expenses. Full time equivalent staffing levels were 180 at September 30, 2007 compared to 210 as of September 30, 2006 and 214 at December 31, 2006. The change in staffing levels was primarily due to the previously announced 10% workforce reduction in the first quarter period 2007. The Corporation also recorded increases in occupancy and premise expense and other general and administrative expenses. The increase in occupancy and bank premise expense was largely attributable to the expansion of the branch network in connection with the opening of the Boonton Mountain Lakes office and the Corporation’s newest location in Florham Park. The Corporation is currently undergoing a branch rationalization strategy and has determined that it will not open its Florham Park location and is holding the site for sale. It is currently reviewing several other locations for closure. Other general and administrative expense increased $193,000, associated with increases in professional consulting, compliance, audit fees, and insurance expense. The amortization of core deposit intangibles ("CDI") accounted for $26,000 and $28,000, respectively, of other expense in the current and year-earlier third quarters, with the increase reflecting the CDI amortization stemming from the acquisition of Red Oak Bank in May 20, 2005.

For the nine-months ended September 30, 2007, total salaries and benefits decreased by $191,000 or 2.06% to $9.1 million. Full time equivalent staffing levels were 180 at September 30, 2007 compared to 212 as of September 30, 2006 and 214 at December 31, 2006. The change in staffing levels was primarily due to the previously announced 10% workforce reduction in the first quarter period 2007.

The previously announced reduction in workforce resulted in a one-time, pre tax charge of $140,000 in the first quarter of 2007 related to termination benefits. The salary and benefit reductions, as a result of the reduction in workforce, are expected to amount to $1.1 million on an annualized basis.

Other expense for the nine-months ended September 30, 2007 totaled $18.6 million, an increase of $862,000, or 4.87%, over the comparable period in 2006. Higher operating expenses during the nine-month period resulted included the one time charges for primarily from increases in occupancy and premise expense and other general and administrative expenses. The $318,000 increase in occupancy and bank premise expense was largely attributable to the expansion of the branch network in connection with the Red Oak acquisition in 2005, while other general and administrative expense increased $1,053 million associated with increases in professional consulting, compliance, audit fees, insurance and stationary and printing expense. CDI amortization accounted for $82,000 and $91,000, respectively, of other expense in the current nine-month period and the comparable nine-month period in 2006.

The Corporation's other expenses totaled $6.1 million and $18.6 million for the three and nine-months ended September 30, 2007, respectively, and were equivalent to 0.61% and 1.82% of average assets, respectively.

Income Tax Expense

The effective tax rate continues to be less than statutory rates. During the second quarter of 2006, the Corporation effected an internal entity reorganization. This reorganization resulted in continued tax savings in both the current third quarter and the nine-month period ended September 30 , 2007, which offset some declines in the level of tax advantaged investments during the quarter in comparison to the prior year. Tax-free income generated from the Corporation's municipal and other tax advantaged investments continues to reduce the effective tax rate.

The Corporation recorded an income tax benefit of $786,000 in the third quarter of 2007, compared to a benefit of $78,000 in for the third quarter of 2006. The change was primarily due to the impact of a reduction in pre-tax income and the tax benefits from the entity restructuring. For the three months ended September 30, 2007 pre-tax income declined to $212,000 compared with $1.2 million for the three-months ended September 30, 2006.

Balance Sheet Summary

Quarterly Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands )
At quarter ended:	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Cash and due from banks	$15,277	$24,363	$19,245	$34,088	$18,431	$17,007
Fed funds and money market	0	0	35,374	10,275	7,884	30,228
Investments	343,979	366,224	381,493	381,733	393,006	425,389
Loans	550,847	533,675	530,573	550,414	537,350	530,650
Allowance for loan losses	(5,021)	(4,974)	(4,958)	(4,960)	(4,908)	(4,935)
Restricted investment in bank stocks, at cost	7,347	8,299	7,832	7,805	6,924	6,952
Premises and equipment, net	17,662	18,400	18,314	18,829	18,621	18,425
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	426	452	479	508	542	571
Bank owned life insurance	22,044	21,822	21,591	21,368	21,185	20,972
Other assets	18,425	16,557	22,219	14,520	14,587	10,650
TOTAL ASSETS	$987,790	$1,001,622	$1,048,966	$1,051,384	$1,030,426	$1,072,713
Deposits	650,999	678,011	722,648	726,771	731,727	772,963
Other borrowings	237,744	221,994	220,327	211,589	197,953	202,520
Other liabilities	5,317	5,804	7,828	15,411	4,069	3,012
Stockholders' equity	93,730	95,813	98,163	97,613	96,677	94,218
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$987,790	$1,001,622	$1,048,966	$1,051,384	$1,030,426	$1,072,713

Condensed Consolidated Average Balance Sheets (unaudited)

(dollars in thousands)
For three month period ended:	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Investments, fed funds, and other	$362,119	$404,975	$415,980	$408,684	$433,175	$425,846
Loans	538,798	532,799	540,971	543,707	532,452	510,126
Allowance for loan losses	(4,984)	(4,986)	(4,959)	(4,918)	(4,939)	(4,936)
All other assets	90,533	92,038	94,773	88,008	85,271	88,349
TOTAL ASSETS	$986,466	$1,024,826	$1,046,765	$1,035,481	$1,045,959	$1,019,385
Deposits-interest bearing	557,555	578,819	592,073	586,388	612,376	556,021
Deposits-non interest bearing	128,449	130,701	135,161	140,745	132,094	137,102
Other borrowings	200,257	211,228	215,198	207,524	203,675	228,014
Other liabilities	5,372	6,159	6,867	4,004	2,858	2,782
Stockholders' equity	94,833	97,919	97,466	96,820	94,956	95,466
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$986,466	$1,024,826	$1,046,765	$1,035,481	$1,045,959	$1,019,385

The Corporation had total assets of $987.8 million at September 30, 2007, a decrease of $42.6 million from September 30, 2006 and a $63.6 million decrease from December 31, 2006. The decrease in assets was primarily through reductions in cash and securities. At September 30, 2007 the Corporation experienced a decline of $40.9 million in its deposits and borrowings compared to September 30, 2006. Net loans totaled $545.8 million at September 30, 2007, up $13.4 million from September 30, 2006. At September 30, 2007, securities totaled $344.0 million, a decline of $49.0 million, or 12.47%, from September 30, 2006.

Securities

Investment securities reflected a decline of $49.0 million at September 30, 2007 compared to the comparable period in 2006. The decline is consistent with maintaining the balance sheet strategies the Corporation has previously outlined in seeking to reduce the size of its investment securities portfolio while increasing loans as a percentage of the earning-asset mix. Securities totaled $344.0 million at September 30 2007, representing 34.8% of total assets, compared to $393.0 million, representing 38.1% of total assets, at September 30, 2006.

Reflecting the lower balance of the securities portfolio and a moderation in the U.S. Treasury yield curve at September 30, 2007, the net unrealized loss on securities available for sale increased to $4.0 million, net of tax, from $2.5 million at December 31, 2006 and $2.6 million at September 30, 2006.

Deposits/Funding Sources

Deposit Mix

(dollars in thousands)
At quarter ended:	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Checking accounts
Non interest bearing	$121,451	$127,479	$128,394	$136,284	$134,774	$131,722
Interest bearing	110,177	126,112	131,337	107,359	74,316	101,376
Savings deposits	93,222	92,792	95,542	99,823	107,038	114,094
Money market accounts	167,442	171,923	173,569	184,102	197,816	161,418
Time Deposits	158,707	159,705	193,806	199,203	217,783	264,353
Total Deposits	$650,999	$678,011	$722,648	$726,771	$731,727	$772,963

Deposits totaled $651 million at September 30, 2007, a decrease of $80.7 million from September 30, 2006. The decrease in deposits primarily reflects a decline in money market deposits, savings deposits and time deposits, offsetting an increase in interest bearing checking deposits. The declines were a result of a moderation in the yield curve and a decision to reduce the Corporation’s dependence on more rate sensitive high costing funds, which were subject to maturity and repricing in favor of lower costing wholesale funds available. More volatile certificates of deposit of $100,000 or more declined as well as part of this strategy.

Borrowings totaled $237.7 million at September 30, 2007, reflecting an increase of $39.8 million, or 20.1%, from September 30, 2006. Federal Home Loan Bank of New York advances represented approximately $101.7 million of the September 30, 2007 total, with repurchase agreements representing $75.9 million at the same date. Overnight customer repurchase transactions covering commercial customer sweep accounts comprised $32.9 million of the securities sold under repurchase agreements figure at September 30 2007 as compared with $24.9 million at September30, 2006. The Corporation had $35.0 million in borrowings called during the second quarter; these borrowings were subsequently replaced with overnight funding.

Stockholders' Equity

Total stockholders' equity amounted to $93.7 million or 9.49% of total assets at September 30, 2007, compared to $97.6 million or 9.28% of total assets at December 31, 2006. The change in stockholders' equity at September 30, 2007 reflects a change in other comprehensive income related to, among other things, a change in unrealized losses on securities and the impact of the recording of a pension curtailment associated with the reduction in workforce (under which the Corporation recorded a $813,000 net of tax charge to the other comprehensive income component of stockholders' equity.) Book value per common share was $6.85 at September 30, 2007, compared to $6.96 at September 30, 2006. Tangible book value (total stockholders' equity less goodwill and other intangible assets) per common share was $5.59 at September 30, 2007 and $5.71 at September 30, 2006.

During the three months ended September 30, 2007 the Corporation purchased 292,174 shares of common stock at an average cost of $12.20 per share.

As of September 30, 2007, the Corporation has purchased 635,427 common shares at an average cost per share of $11.76 under the stock buyback program amended on March 27, 2006 for the repurchase of up to 705,392 shares of the Corporation’s outstanding common stock. The repurchased shares were recorded as Treasury Stock, which resulted in a decrease in stockholder’s equity. On September 27, 2007 the Board approved an increase in its current share buyback program to an additional 5% of outstanding shares, enhancing its current authorization by 684,627 shares. Any purchases by the Corporation may be made, from time to time, in the open market, in privately negotiated transactions or otherwise. At September 30, 2007, there were 754,592 shares available for repurchase under the Corporation’s stock buyback program.

At September 30, 2007, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

At September 30, 2007, the Corporation's Tier 1 Capital Leverage ratio was 8.85%, the Corporation's total Tier 1 Risk Based Capital ratio was 13.09 % and the Corporation's total Risk Based Capital ratio was 13.86%. Total Tier 1 capital decreased to approximately $85.8 million at September 30, 2007 from $88.0 million at December 31, 2006 but decreased from $97.4 million at September 30, 2006. The reduction in Tier 1 Capital at September 30, 2007 and December 31, 2006 compared to September 30, 2006 reflects the Corporation's redemption of Trust Preferred securities by its subsidiary Center Bancorp, Inc. Statutory Trust I on December 18, 2006. The Trust redeemed $10 million of its floating rate capital trust pass through securities due December 18, 2031.

SUMMARY SELECTED YEAR-TO-DATE STATISTICAL INFORMATION AND FINANCIAL DATA

(Dollars in Thousands, Except per Share Data)

Summary of financial condition data through stockholders equity	9/30/2007	9/30/2006

Interest income	$39,332	$39,917
Interest expense	23,005	21,257
Net interest income	16,327	18,660
Provision for loan losses	200	0
Net interest income after provision for loan losses	16,127	18,660
Other income	3,498	(985)
Other expense	18,564	17,702
Income before income tax expense	1,061	(27)
Income tax (benefit) expense	(2,263)	(1,634)
Net income	$3,324	$1,607
Statement of Financial Condition Data

Investments	$343,979	$393,006
Total loans	550,847	537,350
Goodwill and other intangibles	17,230	17,346
Total assets	987,790	1,030,426
Deposits	650,999	731,727
Borrowings	237,744	197,953
Stockholders' equity	$93,730	$96,677
Summary of Income
Dividends
Cash Dividends	$3,714	$3,612
Dividend payout ratio	111.73%	224.77%
Cash Dividends Per Share
Cash Dividends	$0.27	$0.26
Earnings Per Share
Basic	$0.24	$0.11
Diluted	$0.24	$0.11
Weighted Average Common Shares Outstanding
Basic	13,894,888	13,980,411
Diluted	13,950,298	14,060,089
Operating Ratios
Return on average assets	0.43%	0.20%
Average stockholders' equity to average assets	9.49%	9.17%
Return on average equity	4.58%	2.22%
Return on average tangible stockholders' equity	5.58%	2.71%
Book Value
Book value per common share	$6.85	$6.96
Tangible book value per common share	$5.59	$5.71
Non-Financial Information
Common stockholders of record	689	738
Staff-full time equivalent	180	212

	9/30/2007	9/30/2006
Common shares outstanding	13,692,534	13,885,936
Stockholders' equity	$93,730	$96,677
Less: Goodwill and other intangible assets	17,230	17,346
Tangible Stockholders' Equity	$76,500	$79,331
Tangible Book Value	$5.59	$5.71

Net Income	$3,324	$1,607
Average Stockholders' Equity	96,730	96,398
Less: Average Goodwill and other intangible assets	17,272	17,393
Average Tangible Stockholders' Equity	79,458	79,005
Return on Average Tangible Stockholders' Equity	5.58%	2.71%

About Center Bancorp

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates 15 banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. Construction will begin shortly on a new banking location in Florham Park, New Jersey and plans are underway to add a branch in Cranford, New Jersey as well. The Bank also operates remote ATM locations in the Union, Chatham and Madison New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

The Corporation's reference to its total other income, exclusive of gains or losses recorded on securities sales, may constitute a "non-GAAP financial measure." The Corporation has provided a reconciliation by also reporting its total other income for the applicable periods. The Corporation believes that the above-mentioned reference enhances the public's ability to compare results between the applicable periods in 2006 and 2007. Tangible stockholders' equity represents a non-GAAP financial measure and equals total stockholders' equity minus recorded goodwill and other intangible assets. The Corporation has provided reconciliation by also reporting its total stockholders' equity. The Corporation believes that a disclosure of tangible stockholders' equity may be helpful for those investors who seek to evaluate the Corporation's total stockholders' equity without giving effect to intangible assets. Tangible book value is also a non-GAAP financial measure and represents total stockholders' equity less goodwill and other intangible assets, calculated on a per common share basis. The Corporation has provided reconciliation by also reporting its total book value per share. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation's book value per share without giving effect to goodwill and other intangible assets.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding growth in loan volume, changes in earning asset mix, the funding of loan commitments, cost reduction strategies and future net interest margin) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President
Center Bancorp, Inc
(908) 206-2886

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and due from banks	$15,277	$34,088
Federal funds sold and securities purchased under agreement to resell	0	10,275
Total cash and cash equivalents	15,277	44,363
Investment securities available-for-sale	229,517	250,603
Investment securities held to maturity (approximate market value of $113,340 in 2007 and $130,900 in 2006)	114,462	131,130
Total investment securities	343,979	381,733
Loans, net of unearned income	550,847	550,414
Less — Allowance for loan losses	5,021	4,960
Net Loans	545,826	545,454
Restricted investment in bank stocks, at cost	7,347	7,805
Premises and equipment, net	17,662	18,829
Accrued interest receivable	5,163	4,932
Bank owned life insurance	22,044	21,368
Other Assets	13,262	9,588
Goodwill and other intangible assets	17,230	17,312
Total assets	$987,790	$1,051,384
LIABILITIES
Deposits:
Non-interest bearing	$121,884	$136,453
Interest-bearing
Time deposits $100 and over	68,085	83,623
Interest-bearing transactions, savings and time deposits $100 and less	461,030	506,695
Total deposits	650,999	726,771
Overnight Federal funds and securities sold under agreement to repurchase	87,906	29,443
Short-term borrowings	10,202	2,000
Long-term borrowings	134,481	174,991
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	5,317	15,411
Total liabilities	894,060	953,771
STOCKHOLDERS’ EQUITY
Preferred Stock, no par value:
Authorized 5,000,000 shares; none issued	—	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,190,984 shares at September 30, 2007 and December 31, 2006; outstanding 13,692,534 shares at September 30, 2007 and 13,910,450 shares at December 31, 2006, respectively	86,908	77,130
Additional paid in capital	4,912	4,535
Retained earnings	15,805	25,989
Treasury stock, at cost (1,498,450 shares at September 30, 2007 and
1,280,534 shares at December 31, 2006)	(9,788)	(6,631)
Accumulated other comprehensive loss	(4,107)	(3,410)
Total stockholders’ equity	93,730	97,613
Total liabilities and stockholders’ equity	$987,790	$1,051,384

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30

(Dollars in Thousands, Except Per Share Data)	2007	2006	2007	2006
Interest income:	(unaudited)		(unaudited)
Interest and fees on loans	$8,460	$8,345	$25,087	$23,483
Interest and dividends on investment securities:
Taxable interest income	3,390	3,666	10,344	12,067
Non-taxable interest income	792	945	2,399	2,971
Dividends	254	442	981	1,011
Interest on Federal funds sold and securities purchased under agreement to resell	40	234	521	385
Total interest income	12,936	13,632	39,332	39,917
Interest expense:
Interest on certificates of deposit $100 or more	1,132	1,180	3,022	3,883
Interest on other deposits	3,954	4,049	12,704	8,938
Interest on borrowings	2,369	2,451	7,279	8,436
Total interest expense	7,455	7,680	23,005	21,257
Net interest income	5,481	5,952	16,327	18,660
Provision for loan losses	100	0	200	0
Net interest income after provision for loan losses	5,381	5,952	16,127	18,660
Other income:
Service charges, commissions and fees	438	443	1,293	1,330
Other income	105	99	332	309
Annuity and insurance	131	40	254	145
Bank owned life insurance	223	213	676	597
Net Gain (loss) on securities sold	14	212	943	(3,366)
Total other income (loss)	911	1,007	3,498	(985)
Other expense:
Salaries and employee benefits	3,107	2,955	9,083	9,274
Occupancy, net	692	563	2,044	1,690
Premises and equipment	442	461	1,340	1,376
Professional and consulting	311	223	1,449	776
Stationery and printing	87	159	361	548
Marketing and advertising	152	164	424	465
Computer expense	151	181	464	545
Other	1,138	1,029	3,399	3,028
Total other expense	6,080	5,735	18,564	17,702
Income (loss) before income tax expense (benefit)	212	1,224	1,061	(27)
Income tax benefit	(786)	(78)	(2,263)	(1,634)
Net income	$998	$1,302	$3,324	$1,607
Earnings per share:
Basic	$0.07	$0.09	$0.24	$0.11
Diluted	$0.07	$0.09	$0.24	$0.11
Weighted average common shares outstanding:
Basic	13,864,272	13,896,165	13,894,888	13,980,411
Diluted	13,938,892	13,989,262	13,950,298	14,060,089

All common share and per common share amounts have been adjusted to reflect the 5 percent stock dividend declared on March 29, 2007 paid on June 1, 2007.

Average Statements of Condition with Interest and Average Rates

	Three Months Ended September 30,
	2007			2006
(Tax-Equivalent Basis, Dollars in Thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Assets:
Interest-earning assets:
Investment securities:(1)
Taxable	$261,005	$3,423	5.25%	$285,968	$3,709	5.19%
Tax-exempt	90,124	1,309	5.81	122,772	1,814	5.91
Loans, net of unearned income(2)	538,798	8,460	6.28	532,452	8,345	6.27
Federal funds sold and securities purchased under agreement to resell	3,238	40	4,94	17,489	234	5.35
Restricted investment in bank stocks	7,752	138	7.12	6,946	108	6.22
Total interest-earning assets	900,917	13,370	5.94	965,627	14,210	5.89
Non-interest-earning assets:
Cash and due from banks	16,691			18,083
Bank owned life insurance	21,910			21,059
Intangible assets	17,245			17,363
Other assets	34,687			28,766
Allowance for loan losses	(4,984)			(4,939)
Total non-interest earning assets	85,549			80,332
Total assets	$986,466			$1,045,959
Liabilities and stockholders’ equity
Interest-bearing liabilities:
Money market deposits	$140,221	$1,643	4.69%	$165,757	$1,614	3.89%
Savings deposits	67,644	375	2.22	86,544	438	2.02
Time deposits	177,667	2,095	4.72	238,731	2,671	4.48
Other interest-bearing deposits	172,023	973	2.26	121,344	506	1.67
Short-term borrowings and FHLB advances	195,102	2,264	4.64	188,210	2,109	4.48
Subordinated debentures	5,155	105	8.15	15,465	342	8.85
Total interest-bearing liabilities	757,812	7,455	3.94	816,051	7,680	3.76
Non-interest-bearing liabilities:
Demand deposits	128,118			131,692
Other non-interest-bearing deposits	331			402
Other liabilities	5,372			2,858
Total non-interest-bearing liabilities	133,821			134,952
Stockholders’ equity	94,833			94,956
Total liabilities and stockholders’ equity	$986,466			$1,045,959
Net interest income (tax-equivalent basis)		$5,915			$6,530
Net interest spread			2.00%			2.13%
Net interest income as percent of earning-assets (net interest margin)			2.63%			2.70%
Tax-equivalent adjustment(3)		(434)			(578)
Net interest income		$5,481			$5,952

(1)Average balances for available-for-sale securities are based on amortized cost
(2) Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

Average Statements of Condition with Interest and Average Rates

	Nine months Ended September 30,
	2007			2006
(Tax-Equivalent Basis, Dollars in Thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:
Interest-earning assets:
Investment securities:(1)
Taxable	$275,504	$10,449	5.06%	$320,886	$12,268	5.10%
Tax-exempt	97,512	4,257	5.82	116,018	5,041	5.79
Loans, net of unearned income(2)	537,515	25,087	6.22	515,156	23,483	6.08
Federal funds sold and securities purchased under agreement to resell	13,256	521	5.24	10,041	385	5.11
Restricted investment in bank stocks	7,784	402	6.89	8,479	399	6.27
Total interest-earning assets	931,571	40,716	5.83	970,580	41,576	5.71
Non-interest-earning assets:
Cash and due from banks	19,037			20,554
Bank owned life insurance	21,689			19,876
Intangible assets	17,272			17,393
Other assets	34,539			28,320
Allowance for loan losses	(4,977)			(4,937)
Total non-interest earning assets	87,560			81,206
Total assets	$1,019,131			$1,051,786
Liabilities and stockholders’ equity
Interest-bearing liabilities:
Money market deposits	$141,613	$4,856	4.57%	$108,251	$2,572	3.17%
Savings deposits	70,829	1,129	2.13	94,862	1,395	1.96
Time deposits	191,364	6,770	4.72	239,473	7,470	4.16
Other interest-bearing deposits	172,217	2,971	2.30	120,961	1,384	1.53
Short-term borrowings and FHLB advances	203,685	6,969	4.56	236,914	7,429	4.18
Subordinated debentures	5,155	310	8.02	15,465	1,007	8.68
Total interest-bearing liabilities	784,863	23,005	3.91	815,926	21,257	3.47
Non-interest-bearing liabilities:
Demand deposits	131,031			134,222
Other non-interest-bearing deposits	381			1,825
Other liabilities	6,126			3,415
Total non-interest-bearing liabilities	137,538			139,462
Stockholders’ equity	96,730			96,398
Total liabilities and stockholders’ equity	$1,019,131			$1,051,786
Net interest income (tax-equivalent basis)		$17,711			$20,319
Net interest spread			1.92%			2.24%
Net interest income as percent of earning-assets (net interest margin)			2.53%			2.79%
Tax-equivalent adjustment(3)		(1,384)			(1,659)
Net interest income		$16,327			$18,660

 (1)Average balances for available-for-sale securities are based on amortized cost
 (2)Average balances for loans include loans on non-accrual status
 (3)The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent
(1)